UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

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Humana Inc.

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Humana Inc.

500 West Main Street

Louisville, Kentucky 40202

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 18, 2019

This Supplement provides updated information to the Proxy Statement, dated March 6, 2019 (the “Proxy Statement”), being used in connection with the 2019 Annual Meeting of Stockholders (the “Meeting”) of Humana Inc. (the “Company”). The Proxy Statement was previously made available on or about March 6, 2019 to the stockholders of record of the Company as of the close of business on February 25, 2019 (the “Record Date”). The Meeting is to be held at 9:30 a.m. Eastern Time, on Thursday, April 18, 2019 at Humana Inc. headquarters, located at 500 West Main Street, 25th Floor Auditorium, in Louisville, Kentucky. Capitalized terms used in the supplement to the Proxy Statement (this “Supplement”) and not otherwise defined have the meaning given to them in the Proxy Statement.

THE PROXY STATEMENT AS ORIGINALLY PROVIDED CONTAINS IMPORTANT ADDITIONAL INFORMATION AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Only stockholders of record on the close of business on the Record Date are entitled to receive notice of and to vote at the Meeting.

Supplemental Disclosure Concerning Proposal 4: Approval of the Amended and Restated Humana Inc. Stock Incentive Plan

In connection with the proposal to approve the Amended and Restated Humana Inc. Stock Incentive Plan, the information set forth in (i) the paragraph under the caption “Participation” on page 67 of the Proxy Statement and (ii) the section under the caption “New Plan Benefits” on page 73 of the Proxy Statement, in each case has been supplemented, with the full text of the applicable section included below.

Participation

The Committee may grant Awards under the Stock Plan to any director, officer, employee or consultant of the Company or any of its subsidiaries, joint ventures and affiliated entities. The Company’s non-employee directors currently receive annual awards as described in this proxy statement under “Director Compensation, and the Company’s Named Executive Officers received annual awards as described in this proxy statement under “Compensation Discussion and Analysis” and “Grants of Plan-Based Awards.” As of February 25, 2019, the Company had 11 non-employee directors, 15 executive officers, and approximately 42,000 employees who are, in each case, eligible to participate in the Stock Plan. In addition, there are approximately 53,000 employees of joint ventures and affiliated entities of the Company who are eligible to participate in the Stock Plan. While consultants of the Company are also eligible for the Stock Plan, no consultant has received an equity award under the Humana Inc. 2011 Stock Incentive Plan.

New Plan Benefits

Because benefits under the Stock Plan will depend on the Committee’s actions and the fair market value of our Shares at various future dates, it is not possible to determine the benefits that will be received by directors, executive officers and other employees if the Stock Plan is approved by our stockholders. Information concerning awards under the Humana Inc. 2011 Stock Incentive Plan is available in this proxy statement in the following tables and the narrative accompanying them: Summary Compensation Table, Grants of Plan Based Awards, Outstanding Equity Awards at Fiscal Year End, Option Exercises and Stock Vested, Director Compensation and Equity Compensation Plan Information. On February 25, 2019, the fair market value of our Shares was $304.87.

Additionally, while the benefits actually granted under the Stock Plan will depend on a number of factors and are not determinable at this time, the following table sets forth the number of options, common stock/restricted stock units and performance stock units granted in 2018 to the Company’s current executive officers and current non-employee directors, in each case as of February 25, 2019, and all other employees of the Company:

Name and Position	# of Options	# of Common Stock/RSUs	# of PSUs	Total Number (#)	Total Value ($)*
Bruce D. Broussard, President and Chief Executive Officer	44,152	10,243	20,486	74,881	$11,360,787
Brian A. Kane, Chief Financial Officer	12,041	2,794	5,587	20,422	$3,098,464
Jody L. Bilney, Chief Consumer Officer	6,221	1,443	2,887	10,551	$1,600,819
Timothy S. Huval, Chief Human Resources Officer	6,623	1,536	3,073	11,232	$1,704,038
William K. Fleming, Segment President, Healthcare Services	8,014	1,859	3,718	13,591	$2,063,645
Current executive officers as a group (an aggregate of 15 participants including Named Executive Officers)	131,887	33,238	53,037	218,162	$32,792,193
Current non-employee directors as a group (an aggregate of 11 of participants)	0	9,276	0	9,276	$2,407,059
Employees (other than executive officers) as a group (an aggregate of approximately 2,350 participants)	11,439	451,047	121,763	584,249	$132,926,644

*

Value determined based on grant date fair value of the equity awards granted in 2018 calculated in accordance with FASB ASC Topic 718 in a manner consistent with how values of equity awards are disclosed in the Summary Compensation Table.

Other than this Supplemental Disclosure, there are no revisions to the Proxy Statement as originally provided.

Proxies

If you have already submitted a proxy, your vote will count as submitted by you. If you have already submitted a proxy and wish to change your vote, please revoke your proxy by following the procedures described in the Proxy Statement and vote again. If you have not yet submitted a proxy, the Board of Directors of the Company urges you to vote by following the procedures described in the Proxy Statement.

The date of this Supplement is April 8, 2019